Michael G. Van de Ven Appointed to the
Comerica Incorporated Board of Directors
COO of Dallas-Based Southwest Airlines Company
DALLAS/September 28, 2016 - Michael G. Van de Ven has been appointed to the Comerica Incorporated Board of Directors. Van de Ven is executive vice president and chief operating officer (COO) of Dallas-based Southwest Airlines Company (NYSE: LUV), the nation’s largest airline based on domestic passengers boarded. Van de Ven will serve as a member of the board’s Enterprise Risk Committee. The announcement was made by Ralph W. Babb Jr., chairman and chief executive officer.
“We welcome Mike to the Comerica team,” said Babb. “He brings to our board a number of key skills, including relevant business management experience, a strong background in risk management, expertise in geographic markets in which Comerica has a presence, particularly our headquarters market, and a deep understanding of financial planning and accounting, among others.”
Van de Ven, 54, joined Southwest Airlines in 1993 and has been an officer of Southwest since 2001. He has held various positions and responsibilities for the airline including financial planning and analysis, fleet planning, aircraft operations and schedule planning. He has served as executive vice president and chief operating officer since 2008.
Van de Ven was a senior audit manager for Ernst & Young LLP, prior to joining Southwest. He served nine years with them. He is a Certified Public Accountant and received a Bachelor of Business Administration from the University of Texas in 1984.
“With Mike’s appointment to our board, we are bringing a fresh perspective, as well as the right mix of skills and expertise, in order to enhance Comerica’s competitive position in the marketplace and deliver long-term value to our shareholders,” added Babb.
Comerica Incorporated (NYSE: CMA) is a financial services company headquartered in Dallas, Texas, and strategically aligned by three business segments: The Business Bank, The Retail Bank, and Wealth Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica Bank locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico. Comerica reported total assets of $71.3 billion at June 30, 2016.

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